Exhibit 10.21

September 1, 2021

Pascal Bamford

[***]

[***]

[***]

Dear Pascal,

We are very excited about the prospects of your joining Akoya Biosciences, Inc.  Should you accept this offer and upon successful completion of a pre-employment background check and drug screen we look forward to having you join the company on September 13, 2021.  This letter confirms the terms of your employment.

Position and Duties:

You shall serve in the position of Senior Vice President, Research and Development and Laboratory Operations with Akoya Biosciences, Inc. (the “Company”) reporting to Frederic Pla, Chief Operating Officer.

Your position, job description, manager, salary, duties, and responsibilities may be modified from time to time at the sole discretion of Akoya Biosciences, Inc. You agree to strictly adhere to all of the rules and regulations of Akoya Biosciences, Inc. as may be set forth in any Employee Handbook or published policies of Akoya Biosciences, Inc. now or in the future, including all amendments to the Handbook which may be made in the future in Akoya Biosciences, Inc.'s sole discretion (as published or amended from time to time, the "Manual”).

Compensation:

(a)

Salary: Akoya Biosciences, Inc. shall pay you, and you agree to accept from Akoya Biosciences, Inc. in payment for your services to Akoya Biosciences, Inc., a salary of $375,000.00 per year (the "Yearly Salary"), payable in 24 equal installments of $15,625.00 on regular semi-monthly dates established by Akoya Biosciences, Inc., subject to applicable tax withholding requirements. Any proposed increase of your salary, compensation or benefits must be approved by Akoya’s CEO, Brian McKelligon.

(b)

Annual Bonus.  The Company has created an incentive pay plan under which you may be eligible for an annual cash incentive bonus (the “Bonus”).  Your target cash bonus opportunity (the “Bonus”) will be equal to 40% of your gross earnings in the calendar year.  Any bonus will be based on a combination of your personal achievement as well as the Company’s ability to meet its financial and operational performance objectives. The payment of any Bonus shall be subject to your continued employment through the date of payment by the Company.  Your bonus for year 2021, payable in 2022 will be prorated for the length of your employment in 2021.

(c)

Incentive Stock Options.  The Company will offer you participation in an Equity Incentive Program. Subject to approval by the Board of Directors of the Company (the “Board”), you will be provided an Option to acquire 150,000 shares of the Company’s common stock under the Company’s stock option plan (the “Option”).  25% of the shares subject to the Option will vest on the first anniversary of your date of employment, with the remaining 75% of the shares subject to the Option vesting in equal monthly installments over the subsequent 36 months on the same day of the month as your date of employment, subject to your continued service to the Company through each applicable vesting date. The exercise price per share of the Option will be equal to the fair market value per share of the Company’s common stock on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. You should

1080 O’Brien Drive. Suite A, Menlo Park, CA 94025 | 855.896.8401 | www.akoyabio.com | 100 Campus Drive, 6th Floor, Marlborough, MA 01752

consult with your own tax advisor concerning the tax consequences associated with accepting the Option.

(d)

Change of Control: In the event that your employment with the Company is terminated by the Company (or its successor) without Cause (as defined in Exhibit A) or by the Constructive Termination (as defined in Exhibit A) on account of or within twelve (12) months following the date of the consummation of a Change in Control (as defined Exhibit A), (i) the vesting and exercisability of each of your outstanding stock awards (including any stock options, restricted stock or other awards granted to you by the Company) shall be automatically accelerated in full, and (ii) you will be entitled to receive your Salary, Cash Incentive Bonus paid at 100% of target and Benefits, for a period of twelve (12) months.  All payments will be made in accordance with the Company’s normal payroll practices. You agree that as a condition to receiving any severance compensation pursuant to subsections (d) or (e) herein, you will execute and deliver to the Company a separation and release agreement pursuant to which you will release and waive all claims against the Company, its affiliates, and all of its present and/or former members, owners, officers, directors, employees, agents, attorneys, and representatives.

(e)

Severance: In the event that your employment with the Company is terminated by the Company (or its successor) without Cause or by the Constructive Termination in a context not covered by subsection (d) above, you will be entitled to receive your Salary, Cash Incentive Bonus paid at 50% of target and Benefits, for a period of six (6) months.  All payments will be made in accordance with the Company’s normal payroll practices.

No Other Employment:

You agree to devote your full business time, attention, and best efforts to the business of Akoya Biosciences, Inc. during the employment relationship. Akoya Biosciences, Inc.’s normal business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. However, you may be required to work additional hours depending on the nature of your work assignments.

Time Off:

Employees at this compensation band are afforded unlimited PTO under the Akoya PTO policy as stated in the Employee Handbook.

Company Holidays:

The Company offers 9 paid Holidays per calendar year. The company holidays are listed in the benefits guide.

Benefit Plans:

You shall be entitled to participate in any standard health and other benefit plans established by Akoya Biosciences, Inc. on terms as may be established by Akoya Biosciences, Inc. in its sole discretion. Although you may be eligible for such benefits if they become available in the future, Akoya Biosciences, Inc. does not promise or represent that such benefits will in fact become available or that once made available they will be continued.

Employee Expenses:

Akoya Biosciences, Inc. will reimburse you for pre-approved business expenses, including those associated with business travel and lodging, (approved by the COO), as provided within the guidelines of Akoya Biosciences, Inc.’s expense policy. All expenses shall be subject to review and approval by your direct report and the CFO and shall require reasonable documentation.

Confidential Information and Invention Assignment Agreement:

As a condition of your employment with Akoya Biosciences, Inc., you acknowledge that you have executed and delivered a copy of Akoya Biosciences, Inc.'s Proprietary Information and Inventions Agreement and will abide by its terms. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that Akoya Biosciences, Inc. shall be entitled to injunctive relief in case of any such breach or

1080 O’Brien Drive. Suite A, Menlo Park, CA 94025 | 855.896.8401 | www.akoyabio.com | 100 Campus Drive, 6th Floor, Marlborough, MA 01752

threatened breach.

At-Will Employment:

Employment with Akoya Biosciences, Inc. is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time at the will of either you or Akoya Biosciences, Inc. With the exception of the Change of Control and Severance benefits promised in subsections (d) and (e) above, which can only be modified in a written agreement signed by you and the CEO, the terms and conditions of employment with Akoya Biosciences, Inc. may be modified at the sole discretion of Akoya Biosciences, Inc. with or without cause and with or without notice. Other than the Chief Executive Officer (“CEO”), no one has the authority to make any agreement for employment other than for employment at-will or to make any agreement limiting Akoya Biosciences, Inc.'s discretion to modify the terms and conditions of employment. Only the CEO has the authority to make any such agreement and then only in writing and signed by each of the CEO and the respective employee. No implied contract concerning any employment-related decision or term, or condition of employment can be established by any other statement, conduct, policy, or practice.

Governing Law:

This Agreement is made and shall be construed and enforced in accordance with the laws of the State of California. This Agreement and the Exhibits supersede and replace all prior agreements or understandings, oral or written, between Akoya Biosciences, Inc., and you, except for prior confidentiality agreements, if any. This Agreement may not be modified except by a writing signed both by the CEO and by you.

Arbitration:

In the event of any dispute in connection with this Agreement or the Exhibits, the parties agree to resolve the dispute by binding arbitration in San Francisco, California, under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), with a single arbitrator familiar with employment and technology agreements appointed by AAA. In the event of any dispute, the prevailing party shall be entitled to its reasonable attorneys' fees and costs from the other party, whether the matter is litigated or arbitrated to a final judgment or award. The arbitrator's decision shall be final and binding on all parties and may be entered in any court having competent jurisdiction.

Severability:

If any provision of this Agreement or the Exhibits is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both Akoya Biosciences, Inc., and you.

This offer is contingent upon a background check clearance, reference check, drug test, and satisfactory proof of the employee’s right to work in the US, as required by law.

Employee Review and Receipt of Agreement:

You acknowledge that you have carefully read and considered all provisions of this Agreement and the Exhibits and agree that all of the restrictions set forth herein are fair and reasonably required to protect Akoya Biosciences, Inc.'s interests. You acknowledge that you have received a copy of this Agreement and the Exhibits as signed by you. You acknowledge that, prior to signing this Agreement, you have had an opportunity to seek the advice of independent counsel of your choice relating to the terms of this Agreement.

Sincerely,

Akoya Biosciences, Inc.

By:	/s/ Brian McKelligon

Its:	CEO

1080 O’Brien Drive. Suite A, Menlo Park, CA 94025 | 855.896.8401 | www.akoyabio.com | 100 Campus Drive, 6th Floor, Marlborough, MA 01752

Date:	9/16/2021

Agreed to and Accepted:

/s/ Pascal Bamford	9/15/2021

Pascal Bamford, Ph.D.	[Date]

Exhibit A

“Constructive Termination” shall mean (i) without your written consent, a material reduction in your Annual Salary, Objective-Based Bonus or Benefits, other than those part of a management-wide reduction, (ii) any material failure by the Company to comply with the provisions of this Offer, (iii) any action that results in a material diminution in your title, duties or responsibilities unless such changes are mutually agreed upon, (iv) a failure of a successor-in-interest under a Change of Control to assume all of the obligations of the company under this Offer, and (v) without your written consent, a requirement of relocation to a location more than 30 miles away from your current home address. In order to establish a “Constructive Termination” for terminating employment, you must provide written notice to the Company within sixty (60) days of the existence of the condition giving rise to the Constructive Termination and the Company must be provided with thirty (30) days thereafter to cure the condition to the extent that any of such reasons are susceptible to cure, such satisfaction to be reasonably determined by you.

“Cause” shall mean: (i) any act or omission by you which has, or could reasonably be expected to have, a material adverse effect on the Company’s business or on your ability to perform services for the Company, including, without limitation, the commission of, or a guilty or no contest plea to, any felony crime, (ii) refusal or failure to perform reasonably assigned duties, serious misconduct, excessive absenteeism, a breach by you of your fiduciary duty to the Company, or an act of fraud or dishonesty in the performance of your duties, (iii) refusal or failure to comply with the Company’s written policies, or (iv) any material breach of your obligations or duties under any written agreement between the Company and you, including, without limitation, this Offer.

“Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

1080 O’Brien Drive. Suite A, Menlo Park, CA 94025 | 855.896.8401 | www.akoyabio.com | 100 Campus Drive, 6th Floor, Marlborough, MA 01752